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DocuSign bolsters leadership team in push toward enabling the Anywhere Economy

SAN FRANCISCO, CA—May 26, 2022—As it continues to digitally transform how agreements are prepared, signed, acted-upon and managed around the world, DocuSign (NASDAQ:DOCU) today announced the appointment of Inhi Cho Suh as President of Product and Technology, Jennifer Christie as Chief People Officer, Jim Shaughnessy as Chief Legal Officer and the promotion of Jerome Levadoux to Chief Product Officer.

“Over the past few years, DocuSign has grown from a popular app to an essential platform for how the world creates, signs and manages agreements–from anywhere, with anyone, and at any time. As we enter our next phase of growth, it’s critical that we build a leadership bench ready to scale with our ambitions,” said Dan Springer, CEO, DocuSign. “Inhi, Jennifer, Jim and Jerome bring world-class leadership experience from companies at scale like IBM, Twitter, Workday and HP, which we’re excited to leverage as we move to enable a truly anywhere economy.”

Inhi Cho Suh will transition from her role on DocuSign’s board of directors to lead the company’s newly created Product and Technology group in July. As President of Product and Technology, she will be responsible for driving innovation across the DocuSign Agreement Cloud including eSignature, expanding our partner ecosystem, and delivering transformative experiences for DocuSign’s more than one million customers. Inhi has spent over 20 years at IBM, successfully traversing senior leadership roles ranging from Watson AI and blockchain, to eCommerce and Collaboration SaaS, to leading key strategic acquisitions like IBM's The Weather Company. She brings tremendous experience in leading large teams and developing broad partner ecosystems at scale. Inhi will be stepping down from her DocuSign board seat and will remain on the board of AnitaB.org and Grace Hopper Conference, the largest non-profit for the advancement of women in technology.

Jennifer Christie will be joining DocuSign as Chief People Officer in June, with Joan Burke stepping into a strategic advisor role. Previously, Jennifer was the Chief HR Officer at both Twitter and Bolt, and SVP of HR at American Express. Jennifer brings additional public sector experience, having served as Special Assistant to the POTUS for personnel.

Jim Shaughnessy will be joining the company as Chief Legal Officer this month, bringing over 20 years of experience in public policy and legal experience representing technology companies. Most recently, he spent 10 years at Workday across roles including General Counsel and Senior Advisor for Corporate Affairs. Prior to that, he held General Counsel roles at Orbitz, Lenovo, PeopleSoft and Hewlett Packard. He is also a director on the boards of BSA and Wild Aid.

Jerome Levadoux has stepped up to the role of DocuSign’s Chief Product Officer, accountable for leading overall product strategy and delivering applications across the DocuSign Agreement Cloud. Prior to joining DocuSign as Head of eSignature Products in 2016, Jerome was an SVP of Product Management and CMO at Recommind (now OpenText) in addition to serving in senior product and IT roles at HP, SAP and Oracle. He is also an advisor for Paxata.

For more information on DocuSign, visit www.docusign.com.

Media Relations
Megan Gregorio
Corporate Communications
media@docusign.com

Investor Relations
investors@docusign.com

About DocuSign
DocuSign helps organizations connect and automate how they prepare, sign, act on, and manage agreements. As part of the DocuSign Agreement Cloud, DocuSign offers eSignature, the world’s #1 way to sign electronically on

EXHIBIT 99.1
practically any device, from almost anywhere, at any time. Today, over a million customers and more than a billion users in over 180 countries use the DocuSign Agreement Cloud to accelerate the process of doing business and to simplify people’s lives.